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                                                                  EXHIBIT 99.4
                       [SUPPORT.COM, INC. LETTERHEAD]


CONFIDENTIAL
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Sue Wadoski
Compaq
P.O. Box 692000
Houston, TX 77269-2000


Dear Ms. Wadoski:

     Support.com, Inc. (the "Company") is in the process of preparing a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission and would like to use customer case studies in such Registration Statement, including the case study of Compaq Professional Services. The Company hereby requests Compaq Professional Services' permission to use the following language in the Registration
Statement:

          "Compaq Professional Services, a division of Compaq Computer Corporation, operates one of the world's largest and leading multi-lingual help desks, providing service to some of Compaq's corporate clients. Compaq was looking for a solution to resolve user problems as quickly as possible and decrease overall support costs. The eSupport solution for Compaq is a part of the Compaq Professional Services global help desk and provides comprehensive self-healing, self-service and assisted service over the Internet."
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     The undersigned, by execution hereof, hereby consents to the Company's use of the language set forth above.

                                        Very truly yours,


                                        /s/ Jim Laccabue
                                        Jim Laccabue
                                        Support.com
                                        Sales Executive

Acknowledged and Agreed to:

COMPAQ PROFESSIONAL SERVICES


By /s/ S. B. Wadoski
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Title Marketing Manager, Compaq Professional Services
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Date March 29, 2000
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